Exhibit (k)(5)

[ ], 2024

First Eagle Private Credit Fund

1345 Avenue of the Americas

New York, NY 10105

Ladies and Gentlemen:

First Eagle Investment Management, LLC (the “Adviser”) and First Eagle Private Credit Fund (the “Fund”) are parties to the Investment Advisory Agreement, dated as of March 30, 2023 (as may be amended from time to time, the “Advisory Agreement”), pursuant to which the Fund is obligated to pay to the Adviser, among other things, a base management fee and an incentive fee (together with the base management fee, the “Advisory Fees”). First Eagle Alternative Credit, LLC (“FEAC”) and the Adviser are parties to the Subadvisory Agreement, dated as of March 30, 2023 (as may be amended from time to time, the “Subadvisory Agreement”), pursuant to which the Adviser is obligated to pay to FEAC, among other things, 50% of the Advisory Fees payable to the Adviser pursuant to the Advisory Agreement (the “Subadvisory Fees”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Advisory Agreement.

This letter agreement (this “Agreement”) confirms that the temporary waiver: (i) by the Adviser of the Advisory Fees payable by the Fund and (ii) by FEAC of the Subadvisory Fees payable by the Adviser, in each case, for the period from the effective date of the Fund’s registration statement on Form N-2 with the Securities and Exchange Commission through December 31, 2024 (the “Waiver Period”).

Amounts waived by the Adviser and FEAC pursuant to this Agreement are not subject to recoupment by the Adviser or FEAC, as applicable. Each of the Adviser and FEAC may discontinue its obligation to waive its compensation under this Agreement at any time prior to the end of the Waiver Period only with the written consent of the Board of Trustees of the Fund.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

The Adviser and FEAC understand and intend that the Fund will rely on these undertakings in preparing and filing (as applicable) a prospectus and other documents with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes as expressly permitted by the Adviser and/or FEAC.

First Eagle Investment Management L.L.C.

By:
Name:
Title:

First Eagle Alternative Credit, LLC

By:
Name:
Title:

Agreed and Accepted:

First Eagle Private Credit Fund

By:
Name:
Title: